Exhibit 10.1

Execution Version

HESS MIDSTREAM LP

October 6, 2026

Mr. Jonathan C. Stein

Dear Jonathan:

As you are aware, on or about the date hereof, Hess Midstream LP (the “Company”) and certain of its affiliates entered into various transaction agreements pursuant to which, among other things, the Company is expected to acquire all of the outstanding limited partner interests and general partner interests in the Company held by certain indirect subsidiaries of Chevron Corporation (the “Transaction”). In connection with the Transaction, the Company is pleased to offer you a continued role as Chief Executive Officer of the Company on the terms outlined below. This offer is contingent upon the closing (the “Closing”) of the Transaction. If the Transaction does not close for any reason, this letter shall be of no force or effect and shall not give rise to any obligation on the part of the Company or you.

Subject to the foregoing, the key terms of your continued appointment as Chief Executive Officer upon and following the Closing are outlined below:

1.	Effective Date – The compensation and other terms described in this letter will become effective as of the date of the Closing (the “Effective Date”).

2.

Role; Location – You will continue to serve as the Chief Executive Officer of the Company. You will be expected to establish a place of residence in the greater Houston, Texas area within 12 months following the Closing, but may work remotely from your personal residence in New Jersey an average of one week per month thereafter, subject to reasonable and customary business travel requirements as necessary to fulfill your duties to the Company.

3.

Board of Directors Membership: In addition, in connection with the closing of the Transaction, you will be appointed to the initial Board of Directors of Hess Midstream GP LLC (the “Board”) as of closing of the Transaction. For the avoidance of doubt, continued service on the Board for additional terms after closing will be subject to standard qualifications, nomination by the Nominating and Governance Committee of the Board and requisite shareholder approval at the Company’s first annual meeting and subsequent annual meetings thereafter.

4.

Total Compensation – Your total target compensation opportunity will be determined by the Board, after consideration of the recommendations of the Conflicts Committee of the Board following its consultation with an independent compensation consultant retained by the Conflicts Committee, and will be communicated to you prior to the Closing. Notwithstanding the foregoing, effective as of the Effective Date, your total target annual compensation will be no less than $6,500,000, consisting of, at a minimum, the following components:

a.	Base Salary – an annualized base salary of no less than $800,000, subject to applicable taxes and withholdings;

b.

Annual Bonus – a target annual cash bonus opportunity equal to no less than 150% of your base salary (i.e., a target bonus of no less than $1,200,000), with any actual payout based on performance against goals established by the Board or a committee thereof; and

c.

Long-Term Incentive Compensation – a target award with a value equal to no less than $4,500,000 in the form of long-term incentive awards under the Company’s 2017 Long-Term Incentive Plan or a successor equity compensation plan. An initial award of $4,500,000 will be granted on or about the Effective Date with a subsequent equity award valued at no less than this target amount to be granted as part of the annual compensation process in early 2028.

5.

Change in Control Severance Agreement – On or prior to the Effective Date, you will be provided with a Change in Control Severance Agreement in a form approved by the Board and mutually agreed upon by the parties, providing market competitive severance in connection with a change in control event or in the event your employment is terminated by the Company without cause.

6.

Benefits; Prior Service Credit – You will be eligible to participate in the Company’s various benefit plans and programs on the same terms offered to similarly situated employees; however, nothing in this letter restricts the Company’s right to modify, amend or terminate any such plans or programs from time to time. For purposes of determining your eligibility, vesting, and benefit accruals under any such Company benefit plans, you will be credited with all years of prior service with Hess Corporation, Chevron Corporation and their respective subsidiaries and affiliates, to the same extent as if such service had been performed with the Company.

7.

Expense Reimbursement – The Company will reimburse you for all reasonable and necessary business expenses incurred in the performance of your duties. Reimbursement will be subject to receipt of appropriate documentation of such expenses from you and compliance with the Company’s regular expense reimbursement standards and practices.

8.

Confidentiality – At all times during and following your employment with the Company, you will keep confidential and not disclose to any other person or entity or use for your own benefit or the benefit of any other person or entity any confidential information, proprietary information, non-public information, technology, know-how, trade secrets (including all results of research and development), pricing formulas, customer lists, vendor agreements, rebate or discount arrangements, inventions or other intellectual property regarding the Company or any of its affiliates. Notwithstanding this restriction, in accordance with the Defend Trade Secrets Act of 2016, you will not be held criminally or civilly liable under any federal or state trade secret law or this letter for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, this letter (including Sections 8 and 9 hereof) does not prohibit you from making disclosures that are required or permitted by applicable law or discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful or from making any other disclosures protected by the whistleblower provisions of any applicable law without prior notice to or approval from the Company.

9.

Non-Disparagement – At all times during and following your employment with the Company, you agree not to, directly or indirectly, disparage or make public statements or third-party disclosures, except to the extent required by legal proceedings, that are injurious to, or that in any way could adversely affect the goodwill of, the Company, its affiliates and/or their respective subsidiaries, shareholders, businesses, prospects, customers, suppliers, employees, officers or directors.

10.

Equitable Relief – You acknowledge that you will receive valuable consideration in exchange for entering into this letter, and that the covenants set forth in Sections 8 and 9 above are an essential inducement to the Company to enter into this letter. You acknowledge that you are a key employee of the Company and that any breach of any provision of Sections 8 and 9 may result in irreparable injury to the Company and/or its affiliates. You acknowledge that in the event of such a breach, in addition to all other remedies available at law, the Company and/or its affiliates or you and/or your affiliates, as applicable, shall be entitled to equitable relief, including injunctive relief, as well as such other damages as may be appropriate. If a court of competent jurisdiction determines that one or more of the provisions contained in Sections 8 and 9 above are excessively broad as to scope, activity, subject, or otherwise, so as to be unenforceable at law or equity, such provision or provisions shall be construed by such court by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with then applicable law. You acknowledge that the covenants set forth in Sections 8 and 9 above are in addition to, and not in lieu of, any of your obligations under any other agreements with the Company or its affiliates.

11.

At-Will Employment – Your employment with the Company will be “at will.” This means that either you or the Company may terminate your employment at any time, with or without cause and with or without notice, subject to the terms of the Change in Control Severance Agreement referenced in Section 5 above.

12.

Contingency – As noted above, this letter and the offer of employment described herein are contingent upon, and shall only become effective upon, the Closing. In the event the Transaction is not consummated, this letter will automatically terminate and be of no further force or effect, and neither you nor the Company will have any obligations to the other hereunder.

13.

Miscellaneous – This letter does not constitute a contract of employment for any specific duration and does not alter the at-will nature of your employment described above. This letter, together with any agreements referenced herein, sets forth the entire understanding between you and the Company regarding the subject matter hereof and supersedes all prior discussions, negotiations, and agreements, whether written or oral, relating thereto. This letter will be governed by the laws of the State of Texas, without regard to conflict of laws principles thereof.

[Signature page follows.]

We are excited about the prospect of your continued leadership as Chief Executive Officer of the Company following the Closing, and we look forward to your continued partnership as we work toward completion of the Transaction.

Sincerely,

HESS MIDSTREAM LP

By: Hess Midstream GP LP, its general partner
By: Hess Midstream GP LLC, its general partner

By:	/s/ Kristi H. McCarthy
Name: Kristi H. McCarthy
Title: Chair of the Board of Directors

Agreed and accepted as of the date set forth below:

/s/ Jonathan C. Stein
Jonathan C. Stein

Date: October 6, 2026

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